EXHIBIT 99.1

To:  All El Paso Employees
From:  William A. Wise
Date:   July 22, 2002

El Paso Corporation has a compelling story to tell, and I want to personally share that story with each of you today, via this letter.

We believe the true value of our company is not reflected in the current performance of our stock, and I know of no business-related reason to account for the recent drop in our stock price. The fundamentals of El Paso's business remain solid. El Paso is rich in hard assets--including our industry-leading interstate and gathering network of pipelines, our extensive exploration and production activities, and our growing portfolio of LNG holdings-which continue to anchor the company. With over $48 billion in assets, we hold a leading position in every segment of the natural gas value chain.

Our financial position is sound.   We have roughly $1.5
billion of readily available cash. Our balance sheet and credit profile are strong and improving. We have maintained an investment grade credit rating. We have more than adequate financial resources to meet all our obligations and maintain profitable operations even under a downside scenario.

This is a direct result of the aggressive actions we have taken in anticipation of changes in the credit environment. In December 2001, El Paso was the first company to respond to these changes by announcing $2.25 billion of asset sales and raising $862 million of common equity. We are pleased with the economic value realized to date under this program, and we are well on our way to completing the balance of the asset sales. On May 29, 2002, El Paso again took forceful
action in order to meet new credit standards.   We announced
an additional $800 million of asset sales, a downsizing of our trading business, the issuance of another $1.5 billion of equity, and $300 million of cost reductions. These cost-reduction measures, which are needed to give our shareholders the best earnings we can, have been very difficult to implement. You should know, however, that all levels of the company have been examined. For example, senior executive bonuses have been eliminated for 2002, and certain long-term incentives for senior executives have been terminated. Parent company expenses in all areas have been significantly reduced. The cost reductions are almost complete, we've limited our trading exposure as we previously announced, and we closed our equity in late June. We expect to complete the additional asset sales in the fourth quarter.

In spite of these facts, our stock has experienced increasing pressure in recent weeks. There are a variety of reasons for this situation. Today's stock market is under tremendous pressure on several fronts. Accounting scandals have caused a loss of public confidence in corporations in general. Headline risk is exacerbated by numerous investigations and litigation. The energy sector has been particularly affected, especially those companies perceived as energy merchants. The recent industry turmoil, the continuing fallout from last year's California energy crisis, and "wash trade" investigations have affected the stock prices of our entire peer group. Investors, wary of any company that could potentially become the next headline, are pulling out of stock positions in the entire industry.

Where do we go from here? At heart, El Paso is an asset-rich company. Our vertical integration and leadership in every segment of the natural gas value chain makes us the single best-positioned company to benefit from a very positive outlook for natural gas. We own North America's largest and best set of natural gas pipelines, operated by the most experienced pipeliners in the business. El Paso Production Company is the fifth largest natural gas producer in the United States, and by every measure one of the finest independent exploration and production companies in the world. We are the clear leader in deep-drilling technology with world-class drilling programs in South Texas and the shallow-water Gulf of Mexico, and we have a depth of employee experience unmatched in this industry. El Paso Field Services is the industry's second largest gathering and processing company, with leading positions in most of the country's important supply basins and highly skilled employees from the Rockies to the Gulf of Mexico. We operate a diversified merchant asset portfolio with significant cash flow and earnings in the natural gas, power and petroleum markets, much of which is of a stable, contracted nature.
El Paso also has taken a leadership role in the high-growth liquefied natural gas (LNG) business, where we have developed an advantageous technological and physical asset position and which we believe will have a significant economic upside in meeting North America's future energy needs. We have successfully downsized our trading business to refocus on gas supply and customer procurement and hedging requirements, and it is off to a good start this quarter.

Finally, and most important, I want to thank you for your continuing commitment to the company. I believe we have the best group of employees anywhere, which has been proven by our performance during these trying times. In an incredibly difficult time in the marketplace and in our industry in particular, El Paso has remained solidly profitable, thanks to your hard work and dedication. I will be organizing a series of employee meetings over the next few weeks to thank you in person, hear your concerns, and answer your questions.

While it is difficult to watch our stock price decline and to read negative news about our industry and sometimes about our company, we can all be proud of El Paso Corporation. Over the past few years, we have created a company that is ideally positioned to capitalize on the recovery in our industry. I cannot tell you when that recovery will begin or how our stock will react to future events, but I can tell you we will continue to find, produce, and transport natural gas to market every day. Your continued commitment and focus to this effort are vital to our success. As we move ahead, I ask each of you to join me as we re-dedicate ourselves to the task at hand: ensuring the company's future as North America's leading provider of energy services.